EXHIBIT 5.1

WILLIAMS SECURITIES LAW FIRM, P.A.
2503 West Gardner Court
Tampa, FL  33611
Phone:  813.831.9348
Fax:  813.832.5284

December 12, 2011

Golden Oasis New Energy Group, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

Our firm has acted as your counsel in the preparation on a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering 671,500 shares of Common Stock of Golden Oasis New Energy Group, Inc filed on July 12, 2011, as amended on December 12, 2011 (the "Stock").

In so acting,  we have examined and relied upon such records,  documents and other  instruments  as in our judgment are necessary or  appropriate in order to express the opinion  hereinafter  set forth and have assumed the  genuineness of all signatures,  the authenticity of all documents submitted to us as originals, and the  conformity  to original  documents  of all  documents  submitted  to us certified or photostatic copies.  This opinion is based upon the laws of the state of Nevada.

Based on the foregoing, we are of the opinion that:

1.  The Stock is duly and validly issued, fully paid and nonassessable.

2.  The issuance of the Stock has been duly authorized.

We hereby consent to the use of this opinion in the Prospectus discussion of the opinion in and to being named as in the “Expert” section of the Registration Statement and further consent to the reproduction of this opinion as an exhibit in the registration statement.

Very truly yours,

Williams Securities Law Firm, P.A.

/s/ Michael T. Williams, Esq.

By: Michael T. Williams, Esquire, President
For the Firm